Exhibit 99.3

MANNATECH, INCORPORATED AND SUBSIDIARIES
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
(in thousands)

		Additions
	Balance at Beginning of Year	Charged to Costs and Expenses		Charged to other Accounts	Deductions	Balance at End of Year
Year Ended December 31, 2007
Deducted from asset accounts:
Allowance for Doubtful Accounts	—	$877		—	—	$877
Allowance for Obsolete Inventories	$392	$134		—	—	$526
Valuation allowance for deferred tax assets	$1,069	$(326)		—	—	$743
Year Ended December 31, 2008
Deducted from asset accounts:
Allowance for Doubtful Accounts	877	$23		—	$(877)	$23
Allowance for Obsolete Inventories	$526	$1,321		—	$(1,170)	$677
Valuation allowance for deferred tax assets	$743	$189		—	—	$932
Year Ended December 31, 2009
Deducted from asset accounts:
Allowance for Doubtful Accounts	$23	$33		—	$(40)	$16
Allowance for Obsolete Inventories	$677	$1,544		—	$(848)	$1,373
Valuation allowance for deferred tax assets	$932	$1,358	(1)	—	—	$2,290

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 (1)The 2009 valuation allowance for Taiwan was adjusted to reflect the tax rate change effective for 2010. Without the rate change, the Taiwan valuation allowance would have been $ 1.1 million